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                                   EXHIBIT 11
                             CRAGAR INDUSTRIES, INC.
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE


PRIMARY EARNINGS PER COMMON SHARE                                   Six Months Ended June 30,
                                                                        1997           1996
                                                                        ----           ----
Net Earnings                                                        $  282,322        479,710
                                                                    ==========      =========

Weighted average number of common shares equivalent
  Weighted average common shares outstanding (1)                     2,210,305        930,584

  Common equivalent shares using the Treasury Stock Method (2)         158,296        184,972
                                                                    ----------      ---------

Average common shares outstanding                                    2,368,601      1,115,556
                                                                    ==========      =========

Net earnings per common share and common equivalent share           $     0.12           0.43
                                                                    ==========      =========

(1) Gives effect to the weighted average number of actual common shares outstanding during each period presented.

(2) Gives effect to the exercise of various outstanding warrants and options using the treasury stock method.

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